Exhibit 99.1
Digeo, Inc. and
Subsidiaries
Consolidated Financial Statements as of and
for the Year Ended December 31, 2008, and
Independent Auditors’ Report

DIGEO, INC. AND SUBSIDIARIES
TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1

CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008:

Balance Sheet	2

Statement of Operations	3

Statement of Stockholders’ Deficit	4

Statement of Cash Flows	5

Notes to Consolidated Financial Statements	6–17

Deloitte & Touch LLP 925 Fourth Ave. Suite 3300 Seattle, WA 98104-1126 USA

Tel: +1 206 716 7000
Fax: +1 206 965 7000
www.deloitte.com
INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
Digeo, Inc.
Kirkland, Washington
We have audited the accompanying consolidated balance sheet of Digeo, Inc. and subsidiaries (the “Company”) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 1 to the consolidated financial statements, on October 1, 2009, ARRIS Group Inc. acquired substantially all of the assets of the Company and assumed select liabilities. Based on this and the Company’s Chapter 11 bankruptcy filing on November 3, 2009, there is substantial doubt about the Company’s ability to continue as a going concern.
November 5, 2009
Member of
Deloitte Touche Tohmatsu

DIGEO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2008

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,243,964
Accounts receivable — net	2,053,614
Prepaid expenses	1,947,466
Inventory	5,853,260
Other current assets	43,397

Total current assets	15,141,701

PROPERTY AND EQUIPMENT — Net	1,255,409

INTANGIBLE ASSETS — Net	350,000

RESTRICTED CASH	3,474,194

TOTAL	$20,221,304

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$3,426,917
Accrued expenses	2,698,100
Accrued payroll and related expenses	2,338,107
Accrued interest payable	11,339,365
Deferred revenue	6,203,985
Deferred rent	418,241
Notes payable	100,000,000
Lease commitment liability	642,409

Total current liabilities	127,067,124

LONG-TERM LIABILITIES:
Deferred revenue	4,088,747
Long-term lease commitment liability	2,979,534
Notes payable	2,713,390

Total long-term liabilities	9,781,671

Total liabilities	136,848,795

STOCKHOLDERS’ DEFICIT:
Convertible Series A-1 preferred stock, $0.0001 par value — authorized, 142,602,496 shares; issued and outstanding, 130,458,618 shares	13,046
Common stock, $0.0001 par value — authorized, 190,243,861 shares:
Class A common — authorized, 154,443,964 shares; issued and outstanding, 11,841,468 shares	1,184
Class B common — authorized, 35,799,897 shares; issued and outstanding, 514,906 shares	51
Additional paid-in capital	422,666,761
Treasury stock	(100,000)
Accumulated deficit	(539,208,533)

Total stockholders’ deficit	(116,627,491)

TOTAL	$20,221,304

See notes to consolidated financial statements.

DIGEO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

REVENUES:
Software, hardware, and services	$4,819,655
Other	230,684

Total revenues	5,050,339

COST OF SALES:
Software, hardware, and services	379,869
Other	85,187

Total cost of sales	465,056

GROSS PROFIT	4,585,283

OPERATING EXPENSES:
Network operations	5,280,850
Research and development	18,702,370
Selling and marketing	3,805,729
General and administrative	9,305,427

Total operating expenses	37,094,376

OPERATING LOSS	(32,509,093)

INTEREST INCOME	148,676

INTEREST EXPENSE	(5,299,374)

NET LOSS	$(37,659,791)

See notes to consolidated financial statements.

DIGEO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2008

	Preferred Stock		Common Stock									Total
	Series A-1		Class A		Class B		Additional Paid-In Capital		Treasury Stock		Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Preferred Stock	Common Stock	Shares	Amount	Deficit	Deficit
Balance — January 1, 2008	79,619,727	$7,962	11,841,468	$1,184	482,639	$48	$66,899,775	$312,953,273	(30,000)	$(100,000)	$(501,548,742)	$(121,786,500)

Exercise of stock options for common stock					32,267	3		2,712				2,715

Sale of preferred stock — net of issuance costs	50,838,891	5,084					42,775,843					42,780,927

Shared-based compensation expense								35,158				35,158

Net loss											(37,659,791)	(37,659,791)

Balance — December 31, 2008	130,458,618	$13,046	11,841,468	$1,184	514,906	$51	$109,675,618	$312,991,143	(30,000)	$(100,000)	$(539,208,533)	$(116,627,491)

See notes to consolidated financial statements.

DIGEO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(37,659,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	2,512,429
Impairment of intangible assets	920,011
Loss on disposal of assets	123,493
Share-based compensation expense	35,158
Change in certain assets and liabilities:
Accounts receivable	(463,664)
Prepaid expenses	(569,305)
Inventory	(5,481,695)
Other current assets	684,155
Other long-term assets	503,430
Accounts payable	1,675,026
Accrued expenses	(2,826,842)
Accrued payroll and related expenses	(544,708)
Accrued interest payable	4,989,398
Deferred revenue	(1,287,738)
Deferred rent	(1,572,348)
Lease commitment liability	(1,484,571)

Net cash used in operating activities	(40,447,562)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	3,616
Purchases of property and equipment	(329,737)
Proceeds from short-term investments	1,895,008
Proceeds from sale of intellectual property portfolio	819,073
Restricted cash	3,898

Net cash provided by investing activities	2,391,858

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of preferred stock	42,780,927
Proceeds from exercise of stock options	2,715
Payments on notes payable	(24,350)
Proceeds from a line of credit	(1,362,449)

Net cash provided by financing activities	41,396,843

NET INCREASE IN CASH AND EQUIVALENTS	3,341,139

CASH AND CASH EQUIVALENTS — Beginning of year	1,902,825

CASH AND CASH EQUIVALENTS — End of year	$5,243,964

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES — Notes issued to stockholder as payment for indemnity agreements	$503,430

See notes to consolidated financial statements.

DIGEO, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2008
1.	THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company — Digeo, Inc. (the “Company”) was originally formed on September 30, 1999, as a Delaware limited liability company (LLC) for which no membership units were issued. The LLC was converted to a Delaware corporation on December 16, 2000. The Company designs and sells media center products and services that enhance the cable TV home entertainment experience. The Company’s Moxi service provides digital cable customers with easy access to popular features, such as digital video recording, multiple TV access, and high-definition TV, as well as music jukebox, photos, home networking, and games — accessible from any room in the house using one consistent screen menu.

Significant Risks and Uncertainties — The Company is subject to a number of risks and uncertainties, including reliance on key personnel; successful marketing of its services in an emerging market; concentration of sales to one related-party customer; competition from other companies with greater technical, financial management, and marketing resources; and successful continuing development and introduction of new products and services into the marketplace.

Liquidity — Historically, the Company has relied upon equity and debt financing from its majority stockholder to fund its operations as its principal operating activities have yet to provide sufficient positive cash flows from operations. Without the continued support of its majority stockholder, or availability of other sources of funding, there has been significant uncertainty as to the Company’s ability to continue as a going concern. On October 1, 2009, ARRIS Group Inc. acquired substantially all of the assets of the Company and assumed select liabilities. On November 3, 2009, the Company filed for Chapter 11 bankruptcy (see Note 9).

Basis of Presentation and Principles of Consolidation — The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Digeo Interactive, LLC and Moxi Digital, Inc. (“Moxi”). All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates — The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents — Cash and cash equivalents represent cash and highly liquid investments, primarily money market funds, with an original maturity of three months or less at the date of purchase.

Restricted Cash — Restricted cash represents funds held in deposits that are required as collateral under the Company’s facility operating lease and manufacturing commitments. Amount restricted as of December 31, 2008, was $3,474,194. Collateral associated with the facilities’ operating leases will be available to the Company at the end of the lease term in 2015.

Accounts Receivable — Accounts receivable is stated at the net amount the Company expects to collect for outstanding receivables after application of an allowance for doubtful accounts. Receivables are written off when the Company deems specific customer amounts to be uncollectible. The allowance for doubtful accounts as of December 31, 2008, is $685,463.

Inventory — Inventory consists primarily of finished goods. Inventory is stated at the lower of cost or market, using the average cost method. Cost of inventory associated with deferred revenue is deferred until such revenue is recognized. Inventory balances as of December 31, 2008, consisted of the following:

Materials	$581,976
Finished goods	4,314,964
Deferred cost of goods sold	956,320

Total inventory	$5,853,260

Property and Equipment — Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which generally range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful life of the related asset. Repairs and maintenance that do not improve or extend the lives of the respective assets are expensed in the period incurred.

Long-Lived Assets — Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated.

Warranties — In the ordinary course of business, the Company is subject to standard indemnification and warranty provisions that are contained within many of its customer license and service agreements. The Company has accrued $21,172 as of December 31, 2008, for warranty liability related to equipment sold.

Software Development Costs — Costs incurred in the research and development of new software products and enhancements to existing software products to be sold, leased, or otherwise marketed are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the software product is available for general release are capitalized and amortized over the estimated product life. No such costs have been capitalized in the year presented.

The Company capitalizes certain costs related to the development of software that is for internal use and where no plan exists to market the software externally. Costs capitalized are included in property and equipment and are amortized over the estimated useful life of the related asset, generally three years. Costs incurred in the preliminary project stage and for training and data conversion are expensed as incurred. Costs capitalized in the year presented consist primarily of amounts paid to third parties for the license of software applications.

Share-Based Compensation — Compensation expense associated with share-based payment awards granted to employees is measured at the grant date, based on the value of the award and is recognized as expense, less estimated forfeitures, over the requisite service period, which is generally the vesting period in the statement of operations. The fair value of each award is estimated on the date of grant using the Black-Scholes option-pricing model. The Company recognizes share-based compensation expense on a straight-line method. Determining the fair value of share-based payment awards at the grant date requires judgment, including estimating the expected volatility, expected term, risk-free interest rate, and expected dividends. Assumptions used by management in calculating the grant date fair value of share-based awards are as follows:

Expected Term — The expected term represents the period that the Company’s share-based payment awards are expected to be outstanding. The Company uses the simplified method by taking the average of the vesting term and the original contractual term.

Expected Volatility — The Company’s volatility factor is estimated using comparable public company stock volatility.

Expected Dividend — The Company has never paid cash dividends and has no present intention to pay cash dividends in the future, and as a result, the expected dividend is zero.

Risk-Free Interest Rate — The Company bases the risk-free interest rate used in the Black-Scholes valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent term. Where the expected term of the Company’s stock-based awards does not correspond with the term for which an interest rate is quoted, the Company performs a straight-line interpolation to determine the rate from the available term maturities.

The fair value of share-based payment awards on the date of grant is calculated using the Black-Scholes pricing model. For the year ended December 31, 2008, the following assumptions were used:

Risk-free interest rate	1.38%
Expected option life	6 years
Expected stock price volatility	70%
Expected dividend yield	0%
The per-share weighted-average fair value of employee stock options granted during 2008 was $0.08 (see Note 5).

The Company accounts for share-based instruments issued to nonemployees by recognizing the fair value of such instruments as an expense over the period in which the related services are received.

Revenue Recognition — The Company designs and sells media center products and services that enhance the cable TV home entertainment experience. The Company generates revenue from the sale of hardware, software, maintenance, and other services.

Revenue is recognized when all of the following criteria have been met:
•	When persuasive evidence of an arrangement exists

•	Delivery has occurred

•	The fee is fixed or determinable

•	Collectability is reasonably assured

Revenue is deferred when the above revenue recognition criteria are not met as well as when certain circumstances exist for any products or services, including, but not limited to:
•	When undelivered products or services are essential to the functionality of delivered products

•	When objective evidence of fair value is not available, and specifically when related to undelivered elements, and

•	When required acceptance has not been received.
Hardware — The Company generates hardware revenue through the sale of products, such as its digital video recorders. Hardware revenue recognition is generally established upon shipment to the customer or receipt of the product by the customer, as designated by the shipping terms, provided all the recognition criteria have been met and no significant obligations remain relative to the transaction. Based on the historical experience, the Company has established estimates related to sales returns and other allowances that are recorded as a reduction to revenue at the time the revenue is initially recorded. The hardware has value to the customer on a stand-alone basis and there are no other undelivered elements under the arrangement.

Software — The Company develops software for use in connection with cable television services that enable cable subscribers, among other things, to use an interactive on-screen programming guide and ticker to review television programs and other information on their own schedule and to record and view television programs in high definition. The software applications are provided by the Company for installation on and operation of the Company’s hardware. The software enables access to the Company’s portal services that provide specified content to the cable subscriber as managed by the cable operator.

Services — The Company’s service revenue consists of support and maintenance as they pertain to the portal services provided by the Company to enable the push of content to the cable subscriber. The support and maintenance include software updates. Software updates provide customers with rights to unspecified updates to developed features and to maintenance releases and patches that the Company chooses to release during the period of support. Maintenance and support service fees are generally billed in advance of the associated maintenance term. Maintenance and support fees collected are recorded as deferred revenue and recognized ratably over the maintenance period.

The Company licenses the use of this software and sells services and maintenance as it pertains to their portal. The software license, service, and maintenance are initially deferred and recognized straight-line over the license period of five years.

Multiple Element Arrangements — Certain customer transactions may include multiple deliverables based on the bundling of hardware, software, and services. When a multiple-element arrangement exists, the fee from the arrangement is allocated to the various deliverables so that the proper amount can be recognized as revenue as each element is delivered.

Cost of Sales Deferred to Future Periods — Incremental direct costs associated with deferred revenues have been deferred and classified as current assets to the extent that the related deferred revenues will be recognized in the next 12 months. Deferred cost of sales is included as a component of inventory.

Income Taxes — The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such deferred tax assets will not be realized.

Concentrations of Risk — The Company maintains substantially all of its cash and cash equivalents with one financial institution. Management believes that the financial risks associated with such deposits are minimal. The Company’s sales are largely comprised of one related-party customer (see Note 7).

Fair Value of Financial Instruments — The fair value of certain financial instruments has not been disclosed, since it is not practicable to do so because such financial instruments are held by the related-party and estimating their fair value cannot be made without incurring excessive cost.

New Accounting Standards — In June 2006, the Financial Accounting Standards Board (FASB) issued accounting guidance which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This guidance prescribes a comprehensive model for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The guidance is effective for fiscal years beginning after December 15, 2006, for public companies. The effective date of FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, for nonpublic entities has been deferred until years beginning after December 15, 2008. A nonpublic enterprise is not qualified for the deferral if (a) it is a consolidated entity of a public enterprise that applies accounting principles generally accepted in United States of America (U.S. GAAP)or (b) has issued a full set of U.S. GAAP annual financial statements which has adopted FIN No. 48 prior to the issuance of this FASB Staff Position (FSP). The Company does not meet the above two criteria and, therefore, is qualified to defer the adoption of FIN No. 48 until the year ending December 31, 2009. The cumulative effects, if any, of adopting FIN No. 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. The Company has not yet determined the impact, if any, of adopting the guidance on its consolidated financial statements.

In September 2006, the FASB issued accounting guidance related to fair value measurements. This guidance provides for using fair value to measure assets and liabilities. Under the statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. Also, fair value measurements would be separately disclosed by level within the fair value hierarchy, which gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. The statement applies whenever other statements require (or permit) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value in any new circumstances. The guidance is effective for fiscal years beginning after November 15, 2007, and will be applied prospectively. In February 2008, the FASB delayed the effective date of the guidance for all nonrecurring fair value measurements of nonfinancial assets and nonfinancial liabilities until fiscal years beginning after November 15, 2008. FSP FAS 157-2, Effective Date of FASB Statement No. 157, is effective upon issuance. The Company has not determined the impact, if any, of adopting the guidance on its consolidated statements.

In February 2007, the FASB issued accounting guidance related to the option to account for financial assets and financial liabilities at fair value. This accounting guidance provides companies with an option to report selected financial assets and liabilities at fair value. The accounting guidance also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. However, it does not eliminate the disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements of financial instruments and disclosure of fair value of financial instruments. The guidance is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. In 2008, the Company has not elected to exercise its option to account for financial assets and liabilities at fair value pursuant to FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.
2.	PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2008, consist of the following:

Computer equipment and software	$5,963,481
Furniture and office equipment	726,220
Leasehold improvements	54,350

6,744,051

Less accumulated depreciation and amortization	(5,488,642)

Property and equipment — net	$1,255,409

Depreciation expense was $1,517,827 for the year ended December 31, 2008.
3.	INTANGIBLE ASSETS

Intangible assets as of December 31, 2008, consist of the following:

		Accumulated
	Gross Assets	Amortization	Impairment	Disposal	Net
Developed core technology	$11,842,962	$(11,023,889)	$—	$(819,073)	$—
Patent rights	4,107,000	(2,836,989)	(920,011)	—	350,000

Total intangible assets	$15,949,962	$(13,860,878)	$(920,011)	$(819,073)	$350,000

In December 2008, the Company sold its developed core technology intangible assets to its majority stockholder (see Note 7). Amortization expense associated with intangible assets was $994,602 for the year ended December 31, 2008.

In December 2008, the Company evaluated the recovery of its patent rights and as a result, recorded an impairment charge of $920,011.

The remaining amortization period of the patent rights is three years. The estimated future amortization expense related to intangible assets, assuming no future impairment of the underlying intangible assets, as of December 31, 2008, is as follows:

Years Ending
December 31
2009	$123,529
2010	123,529
2011	102,942

4.	INCOME TAXES

The Company did not provide for any current or deferred federal income taxes because it has experienced operating losses since inception. The Company provided a valuation allowance on the net deferred tax assets because management has determined that it is more likely than not that the Company will not earn income sufficient to realize the deferred tax assets during the carryforward period.

The tax effects of temporary differences and tax loss carryforwards that give rise to significant portions of federal deferred tax assets as of December 31, 2008, comprised of the following:

Deferred tax assets:
Net operating loss carryforwards	$105,690,808
Other intangibles	48,202,316
Deferred loss for patent sale	626,607
Property and equipment	241,186
Transfer of intellectual property rights	4,964,000
Research tax credits	7,948,234
Accruals and other	6,055,710
Less valuation allowance	(173,728,861)

Net deferred tax assets	$—

The valuation allowance for deferred tax assets increased $12,601,610 during the year ended December 31, 2008. At December 31, 2008, the Company had net operating loss carryforwards of $310,855,317 related to U.S. federal jurisdictions and research tax credit carryforwards of $7,948,234. These carryforwards will begin to expire in 2019. Due to ownership changes, certain limits are applicable to these carryforwards such that some portion of these carryforwards may never be utilizable.

5.	STOCKHOLDERS’ DEFICIT

Common Stock — The Company has two classes of common stock, Class A and Class B. Class A common stock receives 10 votes per share, and Class B common stock receives one vote per share.

Convertible Preferred Stock — Convertible Series A-1 stockholders have a preference in liquidation above the holders of common stock and are entitled to receive the original issue price for each share held, plus declared but unpaid dividends. Each holder of the series preferred receives 10 votes per share. Preferred stock, Series A-1, was issued to the Company’s majority stockholder. For the year ended December 31, 2008, $42,780,927 was received for 50,838,891 shares at a per-share price of $0.8415.

Share-Based Compensation — Share-based payment compensation expense recognized in the consolidated statement of operations for the year ended December 31, 2008, was $35,158. As of December 31, 2008, total compensation cost related to nonvested awards not yet recognized was $36,924, for which such recognition is expected over a weighted-average period of 2.02 years.

Stock Options — In March 2000, the Company adopted the 2000 Equity Incentive Option Plan (the “Plan”) and reserved 18,000,000 shares of Class B common stock thereunder. In March 2002, the number of shares reserved under the Plan was increased to 30,000,000. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Board of Directors. Generally, the options have a 10-year term and vest over four years.

In 2000, the Company granted options that allow employees to exercise the option prior to vesting. Shares purchased through such early exercise continue to vest under the original option vesting schedule. If an employee terminates, the Company has the option to repurchase any unvested shares at the original issuance price for a period of 90 days after termination.

On September 7, 2006, the Company’s Plan was amended so that the aggregate maximum number of shares issuable shall not exceed 23,501,033.

A summary of stock option activity under the Plan is as follows:

		Options Outstanding
			Weighted-
	Shares		Average
	Available	Number of	Exercise
	for Grant	Shares	Price
Balance — January 1, 2008	6,095,258	15,946,031	$0.26
Granted — fair value	(374,990)	374,990	0.08
Exercised	—	(559,816)	0.08
Forfeited	8,619,908	(8,619,908)	0.26

Balance — December 31, 2008	14,340,176	7,141,297	0.26

The following table as of December 31, 2008, summarizes information about stock options outstanding:

	Options Outstanding			Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (Years)	Price	Exercisable	Price
$0.08	7,112,721	7.97	$0.08	4,952,387	$0.08
3.33	330	1.77	3.33	330	3.33
15.00	290	2.12	15.00	290	15.00
25.00	5,738	2.99	25.00	5,738	25.00
50.00	22,218	5.38	50.00	21,262	50.00

0.08–50.00	7,141,297	7.95	0.26	4,980,007	0.33

6.	COMMITMENTS AND CONTINGENCIES

Leases — The Company leases its operating facility in Kirkland, Washington, with initial lease terms of 10 years. Future minimum lease payments under operating leases as of December 31, 2008, are as follows:

Years Ending
December 31
2009	$1,881,050
2010	1,932,002
2011	161,354

$3,974,406

The Company sublet proximately 12,400 square feet of its building in Kirkland, Washington, in November 2008. The term of the sublease is 26 months.

Minimum payments have not been reduced by minimum sublease rentals of $408,733 due in the future under noncancelable subleases.

Rent expense totaled $1,706,959 for the year ended December 31, 2008. Sublease rental income totaled $7,500 for the year ended December 31, 2008.

The Company’s majority stockholder guaranteed a standby letter of credit, in the amount of $3,000,000 related to the lease of the Company’s main operating facility. A standby letter of credit, secured with a cash deposit, in the amount of $2,474,194 related to the Company’s abandoned facility in Palo Alto, California.

Contractual Commitments — As of December 31, 2008, the Company had entered into contracts with various technology and service providers that required minimum payments by the Company over the life of the related contracts. The future payments committed under those contracts were approximately $3.0 million at December 31, 2008, and are subject to certain cancellation provisions. In addition, the Company has entered into certain agreements for the use of licensed technology in its products. Royalties are due as the products are produced or deployed and range from $0.00 to $4.00 per unit for software products and $0.02 to $12.00 per unit for hardware products. Minimum committed amount was $115,000.

On March 5, 2004, Microsoft filed an amended complaint, which named the Company’s majority stockholder as a guarantor of the Company’s alleged debt. The complaint was settled out of court in June 2005. The Company paid $3.5 million in June 2005 and is obligated to purchase products and services from Microsoft totaling $1 million in each of the years 2005 through 2007 and $2 million in 2008. Any amounts less than those listed must be remitted to Microsoft. The purchase obligation may be shared by other affiliates of the Company’s majority stockholder and certain carryovers are allowed, subject to certain restrictions. As of December 31, 2008, the Company has an outstanding accrual of $2 million. On July 1, 2009, the Company’s majority stockholder paid the final settlement amount of approximately $2 million (see Note 9).

7.	RELATED-PARTY TRANSACTIONS

The Company regularly enters into related-party transactions with companies under common ownership.

In March 2001, the Company entered into services and distribution agreements with a major cable operator who also became a significant stockholder. In May 2004, the Company entered into a license agreement with this related-party.

On December 20, 2008, the Company sold its developed core technology portfolio, along with 10,910,192 shares of Series A-1 preferred stock, to its majority stockholder for $10 million. $5 million was received in December, 2008, with the remaining $5 million to be received in January, 2009. The net book value of such intangible asset was $819,073. This transaction is considered to be between entities under common control and has been accounted for at historical cost. No gain was recognized for this sale of intangibles assets. Of the 10,910,192 shares, 4,968,421 were issued at a price of $0.8415 in December 2008, and the remaining 5,941,771 shares were issued in January 2009.

For the year ended December 31, 2008, the Company recognized related-party revenue of $2,422,609. This represented 48% of total 2008 revenues. The Company recorded deferred revenue of $1,170,000 in 2008. Amount totaling $2,451,584 was due from the related-party as of December 31, 2008. The Company has recorded as an allowance for doubtful account of $680,557 for the related-party accounts receivable.

The Company has relied upon equity and debt financing from its majority stockholder to fund its operations. Interest expense related to outstanding related-party notes payable was $5,299,374 for December 31, 2008. The Company has the following related-party notes outstanding as of December 31, 2008:
          Related-Party Debt Summary as of December 31, 2008

Note No.	Issue Date	Due Date	Interest Rate	Balance
PA-1A	March 29, 2004	March 1, 2005 **	5%	$8,304,791
LTF-1A	June 8, 2004	June 30, 2005 **	5	15,769,090
LTF-2A	July 29, 2004	June 30, 2005 **	5	20,010,604
LTF-3A	October 22, 2004	June 30, 2005 **	5	16,415,596
LTF-4A	January 21, 2005	June 30, 2005 **	5	16,152,862
LTF-5A	March 29, 2005	June 30, 2005 **	5	17,354,383
LTF-6A	June 10, 2005	June 30, 2005 **	5	5,992,674
GA-001	April 26, 2004	December 31, 2009	*	150,000
GA-002	April 26, 2005	December 31, 2010	*	150,000
GA-003	April 26, 2006	December 31, 2010	*	150,000
GA-004	April 26, 2007	December 31, 2010	*	150,000
GA-005	April 26, 2008	December 31, 2010	*	150,000
MPP-001	December 20, 2004	December 31, 2010	*	99,000
MPP-002	December 20, 2005	December 31, 2010	*	99,000
MPP-003	December 20, 2006	December 31, 2010	*	99,000
MPP-004	December 20, 2007	December 31, 2010	*	99,000
MPP-005	December 20, 2008	December 31, 2010	*	99,000
MPL-001	November 7, 2004	December 31, 2010	*	186,670
MPL-002	November 7, 2005	December 31, 2010	*	186,670
MPL-003	November 7, 2006	December 31, 2010	*	186,670
MPL-004	November 7, 2007	December 31, 2010	*	186,670
MPL-005	November 7, 2008	December 31, 2010	*	186,670
MSG001	June 12, 2005	December 31, 2010	7	199,760
MSG-2	January 12, 2006	December 31, 2010	7	155,760
MSG-3	January 12, 2007	December 31, 2010	7	111,760
MSG-4	January 15, 2008	December 31, 2010	7	67,760

Total				$102,713,390

*	In the event of default, interest rate will be at 10%.

**	These outstanding related-party notes payable are classified as current and have not been called by the majority stockholder.
8.	RESTRUCTURING

In December 2006, the Company recorded a loss for the cost associated with the abandonment of a leased facility in Palo Alto, California. The lease expires in 2015. As of December 31, 2008, the Company has an outstanding lease commitment liability associated with this exit activity totaling $3,621,943, with $642,409 recorded as short-term and $2,979,534 recorded as long-term.

In January 2008, the Company made the decision to focus on development of its two primary products, namely its DVR for Cable business, and its premium retail high-definition DVR. As a result, the Company terminated 73 employees as part of this restructuring. Certain projects under development were canceled. Restructuring cost totaled $8,271,007, of which $7,555,197 of expenses were recorded in 2008. The remaining $715,810 was paid and expensed in 2009. The detail and classification in the consolidated statement of operations of the expenses are as follows:

	Research	General
	and	and
	Development	Administration	Total
Termination payroll and benefits	$2,488,501	$2,878,948	$5,367,449
Contract termination	1,114,904	—	1,114,904
Outside services	426,817	148,169	574,986
Facility cost allocation	198,455	154,892	353,346
Other expenses	71,912	72,600	144,512

Total	$4,300,589	$3,254,608	$7,555,197

Termination payroll and benefits include payment in lieu of layoff notice, severance, retention bonuses, share-based compensation expenses, and related payroll taxes.

The balance of restructuring cost as of December 31, 2008, is as follows:

	2006	2008
	Restructuring	Restructuring
Balance — January 1, 2008	$5,106,514	$—
Accrual	—	7,555,197
Utilization	(674,956)	(6,771,347)
Adjustments	(809,615)	—

Balance — December 31, 2008	$3,621,943	$783,850

9.	SUBSEQUENT EVENTS

Management has evaluated subsequent events through November 5, 2009.

Since December 31, 2008, the Company has completed seven additional closings of Series A-1 preferred stock issuances. These closings were executed between January 20, 2009 and September 24, 2009. As a result, the majority stockholder invested an additional $8,399,998 in exchange for 9,982,173 shares of Series A-1 preferred stock at a per-share price of $0.8415.

Subsequent to December 31, 2008, the Company has entered into contracts with various technology and service providers that require minimum payments by the Company over the life of the contracts. The amount committed under these contracts was approximately $0.6 million, subject to certain cancellation rights.

Subsequent to December 31, 2008, the Company’s related-party primary customer filed for bankruptcy protection. As of December 31, 2008, $2,451,584 was due from the related-party primary customer, of which, $680,557 was recorded as an allowance for doubtful account. As of October 30, 2009, $1,418,384 has been collected. The collection of the remaining $352,643 is subject to approval of the bankruptcy court.

On July 1, 2009, the Company’s majority stockholder, as a guarantor of the settlement between Microsoft and the Company, paid the final settlement amount of approximately $2 million on behalf of the Company.

On October 1, 2009, ARRIS Group Inc. acquired substantially all of the assets of the Company and assumed select liabilities. On November 3, 2009, the Company filed for Chapter 11 bankruptcy.
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